Exhibit 99.1

Investor Relations Contact:

John Mills

Integrated Corporate Relations

310.395.2215

JMills@icrinc.com

Media Contact:

David Shein

RF|Binder Partners

212.994.7514

david.shein@rfbinder.com

eDiets.com® Reports Q4 and Full Year 2005 Results

Increased per-subscriber revenues, greater ad efficiencies, drive higher profits

DEERFIELD BEACH, FL, March 9, 2006 – eDiets.com, Inc. (NASDAQ: DIET), leveraging the Internet and technology to bring diet, fitness and healthy lifestyle solutions to market, today announced results for the fourth quarter and full year ended December 31, 2005.

2005 Financial Highlights:

•	Revenues increased 18.2% to $53.7 million

•	Sales and marketing expense declined from 89% of revenues in 2004 to 68% in 2005

•	Net income was $1.3 million, or $0.06 per diluted share

Q405 Financial Highlights:

•	Revenues increased 8.5% to $12.1 million

•	Sales and marketing expense declined from 66% of revenues in Q404 to 58% in Q405

•	Net income totaled $1.5 million, or $0.07 per diluted share

Ciaran G. McCourt, President and CEO of eDiets.com, commented, “During 2005 we delivered strong revenue growth by increasing the revenue yield of a subscriber to our online diet plans while lowering our subscriber acquisition cost. As a result, average revenue per subscriber per week grew 11% for the year while sales and marketing expense as a percentage of revenues declined by 21 points.”

Revenues for the fourth quarter of 2005 were $12.1 million, an 8.5% increase from $11.1 million in the comparable period last year. Net income for the quarter was $1.5 million,

compared to a loss of ($0.1) million for the fourth quarter of 2004. Earnings per diluted share were $0.07 for the fourth quarter of 2005, compared to $0.00 for the same period last year.

For the twelve months ended December 31, 2005, revenues increased 18.2% to $53.7 million versus $45.4 million for 2004. For the full year 2005, the company earned $1.3 million, or $0.06 per diluted share, versus a loss of ($9.9) million, or $(0.49) per diluted share, in 2004.

Total expenses decreased 5.2% to $10.7 million in the fourth quarter of 2005 from $11.2 million in the same period last year. For the full year 2005, expenses fell 5.4% to $52.5 million from $55.5 million in 2004. The decline in expenses was mainly related to advertising expense, which decreased steadily throughout the year.

Mr. McCourt noted, “We are adopting a multi-faceted revenue model, with more emphasis on e-commerce, advertising sales, and licensing activities, in order to capture a larger share of the diet, fitness and healthy lifestyle market going forward. As an example, we recently entered the meal delivery service market with the launch of FreshCuisine™, a chef-prepared fresh meal delivery service. Even though we are in the early stages of this controlled rollout consumers’ initial response to our new service has been positive.”

2006 Outlook:

For the full year 2006 eDiets.com is budgeting an 8% to 10% revenue increase and decreased ad spending relative to 2005. The revenue increase is predicated on being able to increase revenue per subscriber and to generate incremental non-subscription revenues, primarily from the company’s new meal delivery business.

For the year the company expects that a mid- to high single-digit decline in subscription revenues will be more than offset by a doubling to tripling of non-subscription revenues. Approximately half of forecasted non-subscription revenues are expected to come from the meal delivery business. After non-cash stock based compensation expense eDiets.com expects to at least double its fully diluted earnings per share in 2006 compared to 2005.

For the first quarter of 2006 eDiets.com expects consolidated revenue growth of 4% to 6% compared to the first quarter of 2005, with a modest decline in subscription revenues being more than offset by an increase in non-subscription revenues, including approximately $1 million in gross revenues related to the meal delivery business.

eDiets.com typically invests a significant percentage of its annual advertising budget in the first fiscal quarter and correspondingly posts a net loss while building its subscriber base. The company expects to do the same in the first quarter of 2006. However, since advertising spending in the quarter is expected to decrease relative to the first quarter of 2005 the company anticipates a reduced operating loss compared to the loss in the comparable prior year period of ($0.16) per diluted share.

In conclusion, Mr. McCourt noted, “In 2006 we are looking forward to being able to more aggressively invest in new product research and development while growing net income and thereby improving both short- and long-term shareholder returns.”

Conference Call:

The company will host a conference call to discuss the fourth quarter and full year 2005 results at 10:30 a.m. Eastern Time on Thursday, March 9. Participants may access the call by dialing 800-259-0251 (domestic) or 617-614-3671 (international), passcode 66547668. In addition, the call will be webcast via the company’s web site at www.eDiets.com/investors, Investor Relations, where it will also be archived. A telephone replay will be available through Friday, March 17, 2006. To access the replay, please dial 888-286-8010 (domestic) or 617-801-6888 (international), passcode 17502794.

About eDiets.com

eDiets.com, Inc. is a premier online diet, fitness, and healthy living destination offering 24/7 professional advice, information, products and services to those seeking to improve their health and longevity. Since 1997 more than two million consumers worldwide have become eDiets.com members. Among other honors, the site has been named a Forbes.com spring 2005 “Best of the Web” and “Forbes Favorite” in the diet and nutrition category, and a PC Magazine “Editors’ Choice” 2004 and 2005. eDiets.com offers more than 20 personalized online nutrition and fitness programs, as well as access to a wide range of expert and peer-based online support services that are all conveniently available around the clock. Founded in 1996 and headquartered in Deerfield Beach, FL, eDiets.com operates Web sites at www.eDiets.com, www.eFitness.com, www.eDiets.de and www.eDiets.com.es. For more information about eDiets.com, please call (954) 360-9022 or visit www.eDiets.com.

Safe Harbor Statement

Statements which are not historical in nature are forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties which could cause the actual results, performance or achievements of the Company to be materially different from those which may be expressed or implied by such statements. These risks and uncertainties include, among others, that the Company will not be able to obtain sufficient and/or acceptable outside financing (when and if required), changes in general economic and business conditions, changes in product acceptance by consumers, a decline in the effectiveness of sales and marketing efforts, loss of market share and pressure on prices resulting from competition, volatility in the advertising markets utilized by the Company, the termination of contractual relationships with the Company’s brand partners which license certain brand components and other proprietary information for the Company’s subscription programs, regulatory actions affecting the Company’s marketing activities, and the outcome of litigation pending against the Company. For additional information regarding these and other risks and uncertainties associated with eDiets.com’s business, reference is made to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, and other reports filed from time to time with the Securities and Exchange Commission. All forward-looking statements are current only as of the date on which such statements are made. The Company does not undertake any obligation to publicly update any forward-looking statements.

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eDiets.com, Inc.

Summary of Consolidated Financial Information

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended			Twelve Months Ended
	December 31, 2005	September 30, 2005	December 31, 2004	December 31, 2005	December 31, 2004
INCOME STATEMENT DATA:
Revenues:
Membership	$10,638	$11,794	$9,762	$46,291	$39,197
Other revenue	1,448	1,700	1,374	7,388	6,210

Total revenues	12,086	13,494	11,136	53,679	45,407

Cost and expenses:
Cost of revenue	1,810	1,881	1,871	7,767	6,904
Product development	494	522	832	2,537	2,778
Sales, marketing and support	6,958	7,676	7,375	36,277	40,632
General and administrative	1,369	1,342	1,135	5,794	5,007
Amortization of Intangibles	26	28	29	113	83
Impairment of intangible assets	—	—	—	—	54

Total cost and expenses	10,657	11,449	11,242	52,488	55,458

Income (loss) from operations	1,429	2,045	(106)	1,191	(10,051)

Other income, net	53	32	44	146	115

Income tax benefit	3	3	4	13	33

Net Income (loss)	$1,485	$2,080	$(58)	$1,350	$(9,903)

Earnings (loss) per common share
Basic	$0.07	$0.10	$(0.00)	$0.06	$(0.49)

Diluted	$0.07	$0.09	$(0.00)	$0.06	$(0.49)

Weighted average common and common equivalent shares outstanding
Basic	21,722	21,586	21,076	21,524	20,091

Diluted	22,649	22,482	21,076	22,428	20,091

	Three Months Ended			Twelve Months Ended
	December 31, 2005	September 30, 2005	December 31, 2004	December 31, 2005	December 31, 2004
STATEMENT OF CASH FLOW DATA:
Net cash provided by (used in):
Operations	$1,055	$379	$(3,168)	$(258)	$(7,632)
Investing	$(209)	$(239)	$(540)	$(718)	$2,064
Financing	$109	$344	$746	$768	$8,348

	December 31, 2005	September 30, 2005	December 31, 2004
BALANCE SHEET DATA:
Cash and cash equivalents	$8,612	$7,668	$8,787
Total assets	20,611	18,847	20,140
Deferred revenue	4,836	5,158	5,844
Debt	446	122	133
Stockholders’ equity	7,651	5,992	5,296

CONTACT:	Robert T. Hamilton, Chief Financial Officer, 954-360-9022, rhamilton@ediets.com